Exhibit No. 99.1

Regis Corporation Announces Executive Leadership and Board Appointments

Susan Lintonsmith named Chief Executive Officer
Jim Lain named Chief Operating Officer
Nancy Benacci named Chair of the Board
Andrew Alfano appointed as Independent Director

MINNEAPOLIS, March 16, 2026 -- Regis Corporation (NasdaqGM: RGS), a leader in the haircare industry, today announced key executive leadership and board appointments that will build on the company’s recent strategic progress, further enhance operational excellence and guide its next phase of growth.

Susan Lintonsmith, former Board Chair, has been appointed President and Chief Executive Officer; Jim Lain will assume the role of Chief Operating Officer; Nancy Benacci has been named the new Chair of the Board; and Andrew Alfano has been appointed as an independent director.

Nancy Benacci, who replaces Susan Lintonsmith as the Board Chair, commented, “These leadership appointments mark an exciting new phase for Regis as we assemble an exceptional team to guide the company’s continued transformation and growth. On behalf of the Board, I am pleased to welcome Susan as our new Chief Executive Officer. After an extensive search process, we determined that Susan is the best candidate to lead Regis. The perspective she gained from serving on the Regis Board, combined with her experience working with franchisees and leading consumer brands, makes her exceptionally well suited to accelerate Regis’ momentum and deliver value to our shareholders. We also extend our gratitude to Jim Lain for his extraordinary leadership and dedication during his tenure as Interim CEO. We are excited to have Jim continue leading our operations, drawing on decades of operational experience and a deep understanding of our salon brands and franchise system.

“We are pleased to welcome Andrew Alfano to the Board. Mr. Alfano’s extensive operational experience and strong track record in brand growth and market expansion are critical assets as we continue to advance our transformation strategy. His leadership at Starbucks and The Learning Experience demonstrates an ability to drive performance, scale businesses successfully, and deliver results. We look forward to leveraging his insights and expertise at Regis.

“I am honored to assume the role of Chair and to work alongside this extraordinary leadership team. Together, we are committed to driving long-term value for our shareholders.”

Susan Lintonsmith Named Chief Executive Officer
Ms. Lintonsmith brings more than 35 years of senior leadership experience across consumer brands, health and beauty services, restaurants, and packaged goods, with deep expertise in franchised, multi-unit operating systems. A seasoned franchisor with both marketing and operations depth, she has built brands by aligning strategy with disciplined execution at the unit level. Most recently, she worked on the franchisee side for European Wax Center, where she led operational and infrastructure improvements to support expansion and improve unit-level profitability.

Lintonsmith led transformational growth for large franchise organizations, including serving as CEO and COO of Elements Massage at WellBiz Brands and CEO and President of Quiznos Subs. She previously served as CMO at Quiznos and Red Robin Gourmet Burgers and held senior leadership roles at Dean Foods/WhiteWave Foods, Western Union, The Coca-Cola Company and Pizza Hut. She holds an MBA in Finance and Marketing from Indiana University and a BA from the University of Notre Dame.

Susan Lintonsmith, incoming Chief Executive Officer, commented, “Stepping in as CEO at this pivotal time for Regis is a true honor. Our brands carry decades of heritage and trust, and I am energized by the opportunity to accelerate growth and unlock the full potential of the business. Having led many great consumer businesses and operated as a franchisee in the beauty services industry, I understand that transformation starts with well-positioned brands, consistently delivering a superior guest experience, attracting and retaining skilled stylists, and strengthening four-wall profitability. We will work with franchisees to move with focus and urgency to drive growth and strengthen our core business, using our company-operated salons as a learning laboratory for establishing best practices and leading innovation.

“I am excited to work with Jim Lain as COO on this transformation given his extensive industry experience and expertise in both franchising and corporate-owned systems. I have enjoyed serving on the board for over a year and am eager to leverage my years of experience as franchisor and franchisee to partner with a tremendous team to drive growth, strengthen our amazing brands, and create lasting value for all stakeholders.”

Jim Lain Named Chief Operating Officer
Mr. Lain joined Regis in 2013 and brings more than 30 years of operations leadership experience to his new role. Mr. Lain commented, “As Chief Operating Officer, I will continue to focus on driving operational performance across our brands and advancing our transformation strategy. Over the past year, we have strengthened our core operations, launched initiatives that deepen customer engagement and modernized our business model. I look forward to partnering with Susan and the leadership team to build on this momentum and create enduring value for our shareholders.”

Andrew Alfano Appointed Independent Director
Mr. Alfano, CEO for Retro Fitness, has been appointed as an independent director. A transformational executive with over 25 years of experience across consumer-facing industries including restaurants, hospitality, early education and fitness, he brings deep operational and brand growth experience.

During a 16-year career with Starbucks Coffee Company, he rose to Senior Vice President, U.S. Business, overseeing more than $3.5 billion in revenue and helping lead strategic growth in complex urban markets, including New York City. He also served on the Executive Steering Committee that helped guide the company through its 2008 turnaround. Following Starbucks, Alfano served as President and COO of The Learning Experience, where he helped drive record revenue and EBITDA growth, double annual store openings and expand the brand into the United Kingdom.

The Board of Directors of Regis Corporation now consists of five independent directors and Ms. Lintonsmith.

About Regis Corporation
Regis Corporation (NasdaqGM:RGS) is a leader in the haircare industry. As of December 31, 2025, the Company franchised or owned 3,829 locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. For additional information about the Company, please visit the Investor Relations section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer

investorrelations@regiscorp.com

HAYDEN IR:
James Carbonara
James@haydenir.com
(646) 755-7412

Brett Maas
brett@haydenir.com
(646) 536-7331